Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Alight, Inc. (“Alight”) of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a proposed director of Alight in the Registration Statement and in any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 26, 2021	/s/ William P. Foley, II
William P. Foley, II